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FOR IMMEDIATE RELEASE                        Date:                August 6, 1999
                                             Contact:              Michael Price
                                                         Chief Financial Officer
                                             Phone:               (504) 586-8888
                                             Fax:                 (504) 522-1796
                                             Email:        michaelhprice@msn.com


          After months of negotiations with the holders of its 13.5% Senior Secured Notes and its Series A Preferred Stock, Forman Petroleum Corporation (the "Company") filed today a petition for relief under Chapter 11 of the United States Bankruptcy Code. The Chapter 11 petition was filed in New Orleans, Louisiana in the United States Bankruptcy Court in the Eastern District of Louisiana. The Chapter 11 proceeding has been assigned case number 99-14319.

          The Company expects to file within five days in the Chapter 11
proceeding a Joint Plan of Reorganization.   The Joint Plan will provide for the
cancellation of all currently issued and outstanding common stock and for the conversion into newly issued shares of common stock of all outstanding 13.5% Senior Secured Notes and Series A Preferred Stock. The Joint Plan also will provide for the issuance of warrants to purchase common stock to certain classes of interest holders and other persons and for the payment to lienholders and unsecured creditors of cash or notes in varying amounts. In addition, the Joint Plan will provide for the dismissal of the pending litigation against Jefferies & Company, Inc. Certain noteholders and preferred stockholders are expected to join with the Company in proposing the plan and have agreed to vote in favor of the plan subject to certain conditions.

          The Company expects to return to an active drilling and acquisition program as soon as the Chapter 11 reorganization is completed.

          Forman Petroleum Corporation is headquartered at 650 Poydras Street, Suite 2200, New Orleans, Louisiana.